Exhibit 10.1
MANUFACTURING AGREEMENT
Agreement made, entered into and effective as of the last date of signing, by and between Novint Technologies Incorporated (hereinafter called Client), having an office for the transaction of business in Albuquerque, New Mexico, USA, and VTech Communications Ltd. (herein after called VTech), a limited company existing under the laws of Hong Kong and having an office for the transaction of business in Hong Kong, 23rd Floor, Tai Ping Industrial Centre, Block 1, 57 Ting Kok Road, Tai Po, New Territories, Hong Kong.
Witnesses that, the parties hereto agree as follows:
ARTICLE 1.0 UNDERTAKING OF MANUFACTURE
VTech shall manufacture the Products for Client according to the design and specifications provided by Client.
ARTICLE 2.0 DEFINITIONS
2.1	“Product” or “Products” shall mean each of the Products described on the order forecast or the confirmed Purchase Orders from the client, as such products may be changed, developed, improved or modified in accordance with the terms of this Agreement from time to time by or on the behalf of either Client or VTech, provided that the Client agrees to pay a mutually agreeable price adjustment (increase or decrease) reflecting the cost of the changes, developments, improvements or modifications versus the original cost and accepts any reasonable related delivery schedule changes.

2.2	“Technical Information” shall mean all technical know-how, information, data, drawings, trade secrets, manufacturing and test data, and specifications involving or relating to the manufacture, production, maintenance and operation of the Products as have heretofore been or may hereafter be disclosed by Client to VTech.

2.3	“Delivery” shall mean Delivery of Products to Client, F.O.B. VTech factory, or to any other place with the prior written consent from Client, which consent shall not be unreasonably withheld by Client, taking into account any increased shipping costs.

2.4	“Engineering Change” shall mean any change(s) to the electrical or mechanical design of the Product(s) and/or manufacturing process therefor proposed by Client and/or VTech and which would affect the cost, performance, reliability, safety, serviceability, appearance, dimensions, tolerances, or composition of materials thereof. All such changes shall include testing for reliability and safety.
ARTICLE 3.0 GENERAL
3.1	Client shall provide VTech with all Technical Information, which is reasonably necessary to enable VTech to manufacture the Products, covered by this Agreement.

3.2	VTech acknowledges that it does not obtain any right, title or interest in or to the Technical Information or to any change, development, improvement, or modification involving or relating to the Technical Information of Client made or conceived exclusively by Client, other than is necessary for VTech to perform its obligations hereunder.

3.3	Any changes to the Product(s) requiring rework of the design or manufacturing process will be negotiated between the parties.

3.4	VTech will package individual units of the Products according to the Packaging Specification as defined by the appropriate Bill of Materials or an acceptable substitute as may be agreed between Client and VTech.

3.5	Client may make available to VTech certain materials for use in manufacturing the Product, which VTech shall take for such purpose and pay therefore; with price and payment terms to be negotiated between the parties.
ARTICLE 4.0 ORDERS. PRICE, AND PAYMENTS
4.1	The manufacture and sale of Products under this Agreement shall be implemented through purchase orders placed by Client and accepted by VTech. Client shall provide VTech with a separate Purchase Order for any Tooling Charges necessary for the manufacture of the Product(s). Such Tooling Charges will be clearly delineated and detailed to Client by VTech. Payment of the Tooling Charges shall be made 50% in advance and the balance to be paid upon completion and approval of tooling. Client shall own all such tooling, which tooling VTech shall reasonably safeguard from loss or damage, and which tooling VTech shall use only for production of Product(s) for Client and not for any other purpose, and which tooling shall be delivered by VTech to Client or Client’s designee at Client’s expense promptly upon Client’s written request.

4.2	Client shall provide VTech with order forecasts six (6) months prior to the desired date of delivery and shall issue a confirmed purchase order to VTech at least four (4) months prior to the shipment date designated therein. When a six-month forecast of orders is released, Client shall advise shipment method (whether by sea or air) for the shipment to be effected within the month of projected release.

4.3	According to Client’s rolling forecast and purchase order, VTech shall procure material so as to meet the delivery in the first four (4) months of the forecast. Furthermore, VTech shall render to Client a list of long-lead time material within a week after receiving the rolling forecast from Client. VTech shall seek approval from Client to procure the long lead time material in order to meet the shipment forecast during the fifth to sixth month or later and shall proceed with the procurement upon receipt of an approval from Client. Any material, which is procured according to the forecast and the approval of long lead time items, but subsequently not used due to cancellations or rescheduling by Client will be the responsibility of Client. However, VTech will apply its best effort to use any excess parts in other products ordered by Client. VTech will use its reasonable efforts to maintain its inventory so as to be able to meet the forecast and in a manner so as to minimize Client’s exposure for potentially unused material.

4.4	For the first Purchase Order under this Agreement, the F.O.B. price (Hong Kong) for Products covered hereby shall be as set forth in Exhibit A. Unless otherwise stated, all prices are exclusive of: (1) state and local sales, use and similar taxes; and (2) freight and insurance charges.

4.5	Clients payment for Products purchased hereunder shall be settled by an Irrevocable Letter of Credit at sight opened by Client with the Bank of their choice, together with Purchase Order, in which letter of credit shall be payable in the currency of the United States of America and shall name VTech as Beneficiary and which shall be redeemable by VTech. The Irrevocable Letter of Credit allows VTech to draw with Beneficiary’s signed statement worded as follows: “The amount drawn represents and covers the material and /or merchandise purchased on behalf of Client relating to Purchase Order with purchase order number of Client and partial drawings are permitted.”
ARTICLE 5.0 CHANGES TO ORDERS
5.1	No changes are allowed within 8 weeks from the date of scheduled ex-factory date. 25% changes are allowed between 8 to 12 weeks from the date of scheduled ex-factory date. Any changes are allowed beyond 12 weeks from the date of scheduled ex-factory date. If there is any excess material created by the Client due to the change, 1% carrying cost per month will be paid by the Client. If the excess material is not consumed in six months, VTech will charge and bill the Client for the cost of the material and the bill(s) should be paid within 30 days.

5.2	Engineering Changes (ECO’s and ECN’s) for processes or components may be made by the Client or VTech. Such changes must be documented in writing using forms and procedures to be agreed upon between VTech and Client. In the case of a change precipitated by VTech, approval must be granted by Client before the change is implemented. If an engineering change creates unused material or order cancellations, all excess material shall be the responsibility of Client.
ARTICLE 6.0 SHIPMENT
6.1	The VTech factory is in China and the port of export is in Hong Kong.

6.2	Client may at its option and expense elect to have the Product(s) shipped by airfreight, in which event VTech shall cooperate.

6.3	The title to and risk of the Products shall transfer to Client when the Products reach the Client’s facility, based on the F.O.B. terms and pricing.
ARTICLE 7.0 TESTS, QUALITY CONTROL AND INSPECTION
7.1	VTech will build the product according to IPC-A-610D and/or Test Specifications as provided by Client and accepted by VTech.

7.2	Client will inspect each shipment from VTech according to MIL-STD-105E, Single Sampling Plan, Level II with an Acceptable Quality Level (AQL) of 1.0% for major defects and 2.5% for minor defects. Client shall inspect each shipment and confirm non-acceptance of the shipment within 15 days after receipt of the shipment. In case a shipment fails to meet the quality criteria, Client shall notify VTech in writing of the nature of the defect and VTech will use its reasonable efforts to correct the problem and will confer with Client to reach agreement upon a recovery plan.
ARTICLE 8.0 WARRANTY
8.1	VTech warrants to Client that all Products manufactured for Client under this Agreement will strictly comply with the specifications and designs supplied to VTech by Client and will be free from all defects in workmanship and materials for a period of one year from the date of delivery. However, this warranty will not cover defects caused by any additional manufacturing processes at Client or any third party, or by any actions of the Product’s end users. VTech shall, at its option, either repair or provide replacement parts for the defective Product qualified for this warranty.

8.2	There are no other warranties than those stated in this Agreement. VTech disclaims all other warranties to Client or third parties by virtue of this Agreement or otherwise, either expressed or implied, including but not limited to implied warranties of merchantability, of fitness for a particular purpose, and arising from usage of trade or course of dealing or performance, with respect to the Products and accompanying written materials. This limited warranty gives you specific legal rights, you may have others which vary from state to state or country to country.

8.3	Except as stated herein, in no event shall either party be liable to the other, its suppliers, customers or any other third parties by virtue of this Agreement or otherwise, for any damages whatsoever including any consequential, incidental, indirect or special damages, whether based on contract, tort, warranty or other legal or equitable grounds, including, without limitation, damages for loss of business profits, business interruption, loss of business information, or other pecuniary loss, arising out of the use of or inability to use the Products, even if advised of the possibility of such damages. Because some states or countries do not allow the exclusion or limitation of liability for consequential or incidental damages, the above limitation may not apply.

8.4	In no event will VTech’s aggregate liability to Client or third parties for delayed delivery or failure to deliver Product(s) exceed the cost of the delayed or undelivered Products as determined by the net price invoiced to Client in respect of any single occurrence or series of occurrences. Client understands that VTech’s charges depend in part on these limitations.
ARTICLE 9.0 CONFIDENTIALITY
9.1	VTecft agrees that all confidential information, including, without limitation, the Technical Information, furnished to it by or belonging to Client, will be received and held in confidence by VTech and will be used by VTech for the sole purpose of manufacturing the Products as set forth herein. VTech shall take at least as stringent measures to safeguard such confidential information or Technical Information as it uses for its own confidential information. All such confidential information or Technical Information shall be the sole and exclusive property of Client. VTech has or will require all of its employees, consultants, agents, or others who have access to any of such confidential information or Technical Information owned by Client to execute agreements with it similar in content to this Article 9.1 and will exercise due diligence to obtain compliance therewith.

9.2	VTech agrees that it will not publish or otherwise use for its own benefit confidential information or Technical Information received from Client without the prior written consent of Client. The provisions of this Article 9 shall survive any expiration or termination of this Agreement, but shall not apply to confidential information of Client which (i) was known to VTech, as evidenced by its written records, prior to the receipt of such confidential information, (ii) was publicly available at the time of disclosure or subsequently becomes publicly available through no fault of VTech or (iii) is subsequently disclosed to VTech by a third party who is under no obligation of confidentiality to Client, (iv) is developed by VTech independent of the received material from the Client.
ARTICLE 10.0 INDEMNIFICATION AND LIMITATION OF LIABILITY
10.1	VTech shall indemnify and hold the Client harmless from and against all losses, costs, claims and damages relating to or arising out of any allegation that VTech’s manufacturing processes furnished under this Agreement infringe or violate any patent, copyright, trade secret or any other proprietary right provided that this indemnity shall not apply to any infringement which is due wholly to VTech’s compliance with the design or instruction furnished or given by the Client.

10.2	Client shall indemnify and hold VTech harmless from and against all losses, costs, claims and damages resulting from VTech’s reasonable compliance with the design or instruction furnished or given by the Client. Client shall have no obligations to indemnify and hold VTech harmless from and against any losses, costs, claims and damages resulting from the willful misconduct or negligence of VTech or its agents.

10.3	VTech shall indemnify and hold Client harmless from and against all losses, costs, claims and damages resulting from the willful misconduct or negligence of VTech or its agents.
ARTICLE 11.0 TERM OF AGREEMENT
11.1	This Agreement, which shall become effective upon the Effective Date, shall continue for a period of eighteen (18) months after the date of first Delivery to Client at the port of export, unless this Agreement is otherwise terminated pursuant to Article 12 hereof, and shall be renewed every twelve (12) months thereafter unless either party gives the other written notice of termination at least one hundred twenty (120) days prior to the expiration of the original term or any extension thereof.
ARTICLE 12.0 TERMINATION OF AGREEMENT
12.1	Client and VTech shall be entitled to terminate this Agreement and cancel all outstanding purchase orders immediately upon written notice to the other party on the occurrence of any of the following events:
12.1.1	Client or VTech breaches any provision of this Agreement or fails to perform any of its obligations hereunder, which breach or failure shall not have been remedied by the breaching party within thirty (30) days after written notice thereof;

12.1.2	under the law of any applicable jurisdiction, Client or VTech becomes insolvent, suspends business or goes into liquidation, bankruptcy or receivership or becomes a party to any procedure for the settlement of its debts or to a dissolution proceeding, or the equivalent or any of the foregoing in their own country; or

12.1.3	upon one hundred twenty (120) days written notice to the other party following the merger or consolidation of Client or VTech with, or the sale or assignment by Client or VTech (or the sale or assignment by its stockholders) or a majority of its voting stock to, or the sale, assignment, lease or other disposition of/or voluntary parting with the control (whether in one transaction or series of transactions) of a material portion of the assets of Client or VTech to any person or entity except for sales or other dispositions of assets in the ordinary course of business.
12.2	Client may cancel purchase releases under this Agreement for any reason by notifying VTech in writing. Cancellation shall become effective after twenty-four (24) hours following the sending by a telex or cable to VTech promptly followed by VTech’s receipt from Client of a written cancellation notice in the form of a registered air mail letter from Client, or thereafter upon the date specified in such telex, cable, facsimile, or letter. VTech shall cease operation on all existing purchase order(s) in accordance with the cancellation notice. Client shall have no liability for cancelled purchase orders other than as set forth in this subsection. In the event of a cancellation under this subsection, Client will pay VTech for the materials and labor costs incurred prior to the effective date of the cancellation for Products which are in process or completed under the outstanding Client purchase orders, and VTech will deliver to Client all completed products, assemblies in process, manuals, spare parts, and all components processed on account of outstanding purchase orders.
12.3	Upon termination of this Agreement, VTech shall promptly return to Client all confidential information and related data that is then in the possession of VTech, custody or control, including, but not limited to, all documentation concerning the Product provided by VTech at any time during the term of this Agreement, and VTech shall warrant to Client in writing, within ten (10) days of returning all confidential information, that it no longer possesses any of the Proprietary Information in any form.
ARTICLE 13.0 FORCE MAJEURE
13.1	Any failure of Client or VTech to comply with the terms of this Agreement if such failure is caused by circumstances not directly under the control of the party concerned, including but not limited to, failures resulting from force majeure, acts of nature, natural disasters, fire, storm, flood, earthquake, explosion, acts of the public enemy, war, rebellion, insurrection, sabotage, epidemic, quarantine restrictions, riots, transportation embargoes, boycotts, failures or delays in transportation or the mails, inability to secure necessary materials (including but not limited to fuel), acts of any government, whether national, state, local or otherwise, or any agency thereof, or judicial action, shall be excused for performance continues, provided that the nonperforming party makes a reasonable effort to anticipate the effect of the intervening condition, and promptly performs when said condition ceases to exist. In the event that any delivery of Product(s) is delayed by more than 60 days for event under VTech control, then Client shall have the right but not the obligation to at any time prior to the delivery of the delayed Product(s) (a) cancel the corresponding Purchase Order, and Client shall pay only for that portion of the delayed Product(s) actually completed.
ARTICLE 14.0 NOTICES
14.1	Any notice required or permitted to be given hereunder shall be in writing and shall be deemed to be properly given when sent by registered air mail, return receipt requested, or fax addressed as follows:
If to Client:
Tom Anderson
Chief Executive Officer
Novint Technologies Incorporated
4109 Bryan Avenue NW
Albuquerque, NM 87114
USA
Tel: 866-298-4420
Fax: 866-298-4420
If to VTech:
Andy Leung
Chief Executive Officer
VTech Communications Ltd. (Contract Manufacturing Services)

23/F, Tai Ping Industrial Centre
Block 1, 57 Ting Kok Road
Tai Po, N.T. Hong Kong
Tel: 852-26801000
Fax: 852-26677175
or to such other address as either party may give the other party notice of pursuant to this Article 15.0. Any notice given by mail shall be deemed to have been given on the tenth day after the mailing thereof; provided, however, that if the contents of any such notice are sent by fax, such notice shall be deemed to have been received on the business day following the date of such fax.
ARTICLE 15.0 GOVERNING LAW
15.1	It is expressly agreed that the validity, performance and construction of this Agreement shall be governed by, and construed in accordance with, the laws of New Mexico.
ARTICLE 16.0 WAIVERS: AMENDMENTS
16.1	No waiver of any right hereunder by either party shall operate as a waiver of any other rights, or of the same right with respect to any subsequent occasion for its exercise, or of any right to damages. No waiver by either party of any breach of this Agreement shall be held to constitute a waiver of any other breach or a continuation of the same breach. All remedies provided by this Agreement are in addition to all other remedies provided by law. This agreement may not be amended except by writing signed by each of the parties hereto.
ARTICLE 17.0 ASSIGNMENT
17.1	VTech shall be entitled to subcontract or assign some or all of its rights and obligations hereunder, provided, however, that any such transfer should not relieve VTech’s of its responsibilities hereunder incurred prior to the assignment.

17.2	Any assignment by Client of any of its rights or obligations hereunder without VTech’s prior written consent shall be void, which consent shall not be unreasonably withheld or delayed or conditioned on the payment of money beyond amounts required by this Agreement.
ARTICLE 18.0 SEVERABILITY
18.1	Every provision hereof is intended to be severable. The unenforceability, invalidity, or illegality of any provision for any reason whatsoever, shall not render the other provisions unenforceable, invalid or illegal. If any provision of this Agreement is or becomes or is deemed invalid, illegal or unenforceable under the applicable laws or regulations of any jurisdiction, either such provision will be deemed amended to conform to applicable laws or regulations or, if it cannot be so amended without materially altering the intention of the parties, then either (a) it shall be stricken and the remainder of this Agreement shall remain full force and effect, or (b) the party most disadvantaged by such striking of the provision shall have the right to terminate the Agreement immediately and be excused from those obligations that would have arisen had the other party performed under the stricken provision.
ARTICLE 19.0 ENTIRETY

19.1	The foregoing Agreement by reference and purchase orders issued hereunder, constitutes the entire agreement of the parties and supersedes and cancels all prior communications, negotiations and agreements, oral and written, with respect to the subject matter hereof.

IN WITNESS WHEREOF, Client and VTech have caused this Agreement to be executed by their respective officers duly authorized as of the date first written above.

Exhibit A
See Novint Purchase Order 1056 Dated December 13, 2006.